UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                  Commission File Number 1-10022


                       AMERICA FIRST PREP FUND 2 LIMITED PARTNERSHIP (Exact name of registrant as specified in its certificate of limited partnership)


                               1004 Farnam Street, Suite 400
                                   Omaha, Nebrasks 68102
                                      (402) 444-1630
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    Beneficial Unit Certificates representing assigned limited partnership interests in America First Prep Fund 2 Limited Partnership
           (Title of each class of securities covered by this Form)


                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) <square>         Rule 12h-3(b)(1)(i) <checked-box>
          Rule 12g-4(a)(1)(ii) <square>        Rule 12h-3(b)(1)(ii) <square>
          Rule 12g-4(a)(2)(i) <square>         Rule 12h-3(b)(2)(i) <square>
          Rule 12g-4(a)(2)(ii) <square>        Rule 12h-3(b)(2)(ii) <square>
                                               Rule 15d-6 <checked-box>


Approximate number of holders of record as of the certification or notice date:
None

      Pursuant to the requirements of the Securities Exchange Act of 1934, America First Mortgage Investments, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        America First Mortgage Investments, Inc.

Date: APRIL 30, 1998
                                       /S/ STEWART ZIMMERMAN
                                       ______________________________________
                                        By: Stewart Zimmerman


                                                                       NH35504.1

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